EXHIBIT 99.3

Item 7A.	Quantitative and Qualitative Disclosure about Market Risk

Our operations are conducted primarily in Poland and Russia and our functional currencies are primarily the Polish zloty, Hungarian forint and Russian ruble and the reporting currency is the U.S. dollar. Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, inventories, bank loans, overdraft facilities and long-term debt. All of the monetary assets represented by these financial instruments are located in Poland, Russia and Hungary. Consequently, they are subject to currency translation movements when reporting in U.S. dollars.

If the U.S. dollar increases in value against the Polish zloty, Russian ruble or Hungarian forint, the value in U.S. dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty, Russian ruble or Hungarian forint will decrease. Conversely, if the U.S. dollar decreases in value against the Polish zloty, Russian ruble or Hungarian forint, the value in U.S. dollars of assets, liabilities, revenues and expenses originally recorded in Polish zloty, Russian ruble or Hungarian forint will increase. Thus, increases and decreases in the value of the U.S. dollar can have a material impact on the value in U.S. dollars of our non-U.S. dollar assets, liabilities, revenues and expenses, even if the value of these items has not changed in their original currency.

The Company has borrowings including its Senior Secured Notes due 2012, Convertible Notes due 2013 and Senior Secured Notes 2016 that are denominated in U.S. dollars and euro’s, which have been lent to its operations where the functional currency is the Polish zloty and Russian ruble. The effect of having debt denominated in currencies other than the Company’s functional currencies is to increase or decrease the value of the Company’s liabilities on that debt in terms of the Company’s functional currencies when those functional currencies depreciate or appreciate in value respectively. As a result of this, the Company is exposed to gains and losses on the re-measurement of these liabilities. The table below summarizes the pre-tax impact of a one percent movement in each of the exchange rate which could result in a significant impact in the results of the Company’s operations.

Exchange Rate	Value of notional amount	Pre-tax impact of a 1% movement in exchange rate
USD-Polish zloty	$426 million	$4.3 million gain/loss
USD-Russian ruble	$264 million	$2.6 million gain/loss
EUR-Polish zloty	€625 million or approximately $901 million	$9 million gain/loss

The table above includes €245 million for the Senior Secured Notes due in 2012 that were redeemed on January 4, 2010, thus there will not be any foreign exchange impact from them after this date.